UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 24, 2009

SLM CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-13251	52-2013874
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

12061 Bluemont Way, Reston, Virginia		20190
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 810-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 24, 2009, SLM Corporation (the "Company") and the parties to the Company’s asset-backed commercial paper ("ABCP") facilities (the "Facility") that provide funding for the Company’s federally-guaranteed student loans agreed to extend the Facility. In connection with the extension, the Company reduced the amount of the Facility from $21.90 billion to $21.75 billion. The new scheduled maturity date of the Facility is April 23, 2010, and the new scheduled termination date is July 22, 2010. The Company paid fees of $43.5 million for the extension, exclusive of structuring fees. The usage fee for the Facility, which took effect on April 24, 2009, is 1.30 percent over the applicable funding rate. The extension features two contractual reductions over the term. The first reduction is on June 30, 2009, to $15.225 billion. The second reduction is on September 30, 2009, to $10.875 billion. If the Company fails to reduce the Facility at either trigger point, the usage fee increases to 3.00 percent over the applicable funding rate. Other terms and conditions of the Facility were materially unchanged.

Also, on April 24, 2009, the Company’s Private Education Loan ABCP conduit facility with $2.7 billion outstanding was paid in full.

Finally, on April 28, 2009, the Company reduced the $2.0 billion secured FFELP loan facility (the "2008 Asset-Backed Loan Facility") to $1.5 billion and extended the maturity date from April 28, 2009, to June 26, 2009. The company does not intend to renew this facility. The company paid a $3.25 million fee in connection with this extension. The other terms of the facility remain materially unchanged.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLM CORPORATION

April 29, 2009	By:	/s/ MARK L. HELEEN

Name: MARK L. HELEEN
Title: EXECUTIVE VICE PRESIDENT & GENERAL COUNSEL